UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 22, 2006

Commission File Number: 001-31516

GETTY IMAGES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	98-0177556
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

601 NORTH 34TH STREET,

SEATTLE, WASHINGTON 98103

(Address of principal executive offices)

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE: (206) 925-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	OTHER EVENTS

As of November 22, 2006, the Company had received two notices of a purported default from certain holders of the Company’s $265 million aggregate principal amount of 0.50% Convertible Subordinated Debentures, Series B due 2023 (the “Debentures”). Such notices, purportedly representing an aggregate of approximately 29% of the issued and outstanding Debentures, asserted that because the Company is delinquent in filing its Quarterly Report on Form 10-Q for the third quarter of 2006 with the Securities and Exchange Commission (the “SEC”), the Company is in default under the Indenture dated as of December 16, 2004, between the Company, as issuer, and The Bank of New York, as Trustee (the “Indenture”), relating to the Debentures. The notices of default demanded that the Company cure the purported default within sixty (60) days from their receipt, after which such default would develop into an “Event of Default,” as defined in the Indenture. The Company is still in the process of determining the validity of the notices, including the purported ownership interests represented by the notices. The Company has received no other notices of default with regard to the Debentures.

The Company believes that it has fully performed its obligations under the Indenture because the Indenture does not contain an express covenant requiring the Company to provide the Trustee or the bondholders with periodic reports such as the Quarterly Report on Form 10-Q for the third quarter of 2006. While section 314(a) of the Trust Indenture Act of 1940 (the “TIA”) is incorporated into the Indenture by virtue of Section 17.01 thereof and contemplates the Company providing the Trustee with copies of its periodic reports, the Company believes that the TIA does not require such reports to be provided within any prescribed period of time. The Company intends to furnish to the Trustee copies of its Quarterly Report on Form 10-Q for the third quarter of 2006 after it files such report with the SEC. The Company believes that such action would cure any default of the Indenture provision in question, if any default exists.

Consequently, in the Company’s view, these notices of default are, and any other similar notices of default that may be received in the future will be, without merit.

While the Company has questioned the claimants’ legal theory as to whether it was in default under the terms of the Indenture, if an “Event of Default” were to occur following the sixty (60) day cure period, the Trustee or holders of at least 25% in aggregate principal amount of the Debentures then outstanding would have the contractual right to declare all unpaid principal and accrued interest on the Debentures then outstanding to be immediately due and payable. The Company believes that if an “Event of Default” were to occur and the Debentures were accelerated, it has adequate financial resources to pay any unpaid principal and any interest that would then be due on the Debentures.

Forward-Looking Statements

Some of the statements in this Current Report on Form 8-K constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations, estimates and projections. Words such as “will,” “expects,” “believes” and similar expressions are used to identify these forward-looking statements. The forward-looking statements in this Current Report on Form 8-K include, without limitation, statements about a claimed default with respect to the Company’s Debentures and potential consequences. These statements are only predictions and as such are not guarantees of future events and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecast in these forward-looking statements, including an adverse court determination, changes in law, rules or regulations and other actions of parties adverse to the Company in regard to its rights under its outstanding debt obligations. As a result, these statements speak only as of the date they were made. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GETTY IMAGES, INC.

By:	/s/ THOMAS OBERDORF
Thomas Oberdorf
Senior Vice President and Chief Financial Officer

Date: November 29, 2006